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                                  Exhibit 99

                      Press Release Dated August 14, 1998
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Date:          August 14, 1998

Contact:       Larry R. Goddard
               Investor Relations Department
               (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (August 14, 1998)--Commercial Federal Corporation (NYSE:
CFB) today announced that it has entered into a definitive agreement to acquire Midland First Financial Corporation (Midland), parent company of Midland Bank, a Missouri-based, privately held, commercial bank, headquartered in Lee's Summit, Missouri. Midland Bank operates eight offices in the Kansas City metropolitan area. Following the acquisition, the parties intend that Midland Bank will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a taxable acquisition all of the outstanding shares of Midland First Financial Corporation's common stock. The total purchase consideration is $83 million in cash (includes proceeds used to pay off Midland debt, and Midland Bank and Midland preferred stock aggregating $17 million and certain other items).

     At June 30, 1998, Midland had assets of approximately $397 million, deposits of approximately $352 million and stockholders' equity of approximately $26 million.

     "This acquisition of Midland expands our presence in the very attractive Kansas City market," said William A. Fitzgerald, chairman of the board and chief executive officer. "We will be able to expand our existing franchise into other areas of this metropolitan market. It will also enhance our community banking expertise and extend those services to our customers."
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     This pending acquisition is subject to regulatory approvals and certain other conditions. It is expected that the transaction will close in the first calendar quarter of 1999.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, a federal savings bank which currently operates 243 branches, located in Iowa (76), Colorado (48), Kansas (41), Nebraska (40), Oklahoma (19), Missouri
(8), Arizona (7), Minnesota (3), and South Dakota (1), including the First Colorado acquisition completed today. Upon completion of the Midland acquisition, Commercial Federal will operate 251 branches. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance, trust and investment services.

     Commercial Federal has assets of approximately $11.7 billion and deposits of approximately $7.5 billion. Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."